Exhibit 10.8

Name Jeong Youl Choi	Our Ref.: LEO-15-HR0124

December 1, 2015

Dear Mr. Jeong Youl Choi

LETTER OF APPOINTMENT

We are pleased to offer you the position of Director and CFO with effect from January 1, 2016. Your salary package will be as follows:

Basic Salary: US$ 300,000

You will not be entitled to any overtime payment should you be required to work outside office hours. Other terms and conditions are as stated in the attached and in the Company Policy. Notwithstanding that the Company reserves the right at all times to amend the Company Policy and all its employee benefit package at its sole discretion. If you accept the above offer and the terms and conditions of employment, kindly sign the letter and return the copy to us.

We take this opportunity to wish you a meaningful career with us and look forward to your contribution to the success of the Company.

Yours sincerely

For and on behalf of

Leo Motors, Inc.

Shi Chul Kang	Jun Heng Park

Co-CEO	Co-CEO

I, Jeong Youl Choi, accept the above offer and the terms and conditions of employment as stated. I will be able to commence employment on November 1, 2013.

December 1, 2015

Signature

TERMS & CONDITIONS OF EMPLOYMENT

Position: Director and CFO

Probation: Six months. However, the company may extend or shorten this probationary period according to the individual's performance. For the first month, either party reserves the right to terminate this contract of service by serving one day's notice. For the 2nd & 3rd  month, seven days' notice or payment-in-lieu is required. For the rest of the probationary period, one month's notice or payment-in lieu is required.

Your employment will only be confirmed upon receiving the letter of confirmation from the Company, otherwise your probationary period will deem to be extended.

Working Hour: This position requires you, from time to time, to work beyond working hours, including Saturdays, Sundays and Public Holidays. You are required to work at such times and for such periods as the efficient and conscientious discharge of your duties requires.
Place of Work: You will work at the offices of the Company but you shall, if required to do so, work in such place or places as the Company may reasonably require for the proper and efficient performance of your duties hereunder.

Annual Return Air-ticket: You will be entitled to one return economy air-ticket to your city of origin after each year of service. The company will provide economy air-ticket from your city of origin to Korea for your arrival and also for the return flight back after at least one-year service.

Mandatory Provident Fund: The Company and you will contribute towards a Mandatory Provident Fund in accordance with the provisions of the Mandatory Provident Fund and the Company Policy, if applicable.

Annual Leave: On completion of one year's service, you will be entitled to 21 days of paid leave per annum. However, if you leave the company within 1 year of employment, you will only entitle to 7 days of paid leave per annum. The utilization and availability of the annual leave are laid down in the Company Policy and amendments thereof.

December 1, 2015

Signature

Page 2 - Terms & Conditions of Employment

Personal Taxation: You shall bear all income tax liabilities for the remuneration and benefits you received from the Company.

Overseas Work: You may be required to work overseas from time to time. The Company will arrange your travel, accommodation and expenses in accordance with the Company Policy.

Medical Insurance: As per the standard local medical & insurance benefit of the Company. Training: You may be selected for Training Courses or on-the-job-training from time to time. According to our Company Policy, the full amount of training subsidy will be reimbursed to the Company through the deduction of the employee's salary if he/she tenders resignation within certain period of time depending on the subsidy amount. Any breach in this commitment on the part of the employee would mean total refund of the costs involved:

a) Course fee Company paid

b) Salary received during the course duration c) Local traveling costs incurred*d) air-tickets incurred

*e) overseas allowance received

*f) accommodation provided by Company

* Applicable for overseas training

Devotion to duties: You shall devote the whole of your time attention and abilities during normal business hours and at such other times as the Company or your duties may reasonably require to the business and affairs of the Company unless prevented by ill health from so doing and shall not during the term of this Agreement either on your own account or as the employer of other or otherwise be engaged or connected in any business or engagement other than that of the Company or any of its affiliated companies except with the prior written consent of the Company.

December 1, 2015

Signature

Page 3 - Terms & Conditions of Employment

Conflict of Interest: You shall inform the Company of any intention to pursue a secondary interest or engagement, whether related or unrelated to the Company's business, and obtain prior written consent before engaging in any such interest or engagement.

Confidentiality Clause: You shall not either during the employment otherwise than in the proper course of your duties or thereafter without the consent in writing of the Company being first obtained divulge to any person, firm or company and shall during the continuance of this Agreement use your best endeavors to prevent the publication or disclosure of any confidential information concerning the business, accounts, affairs or finances of the Company or the Group or their clients or business associates or any of their dealings or transactions which may have come or may come to your knowledge during the employment or previously or otherwise.

Notice & Terms of Termination: The contract of service may be terminated by either party by giving three months' notice or three months' pay in lieu. The Company reserves the right at all times to terminate the contract on grounds of misconduct, misdemeanor, negligence or a breach of contract or rules and regulation laid down by the Company from time to time. If such termination constitutes a dismissal, no notice nor pay in lieu need be given.

Notices: Any notice given under this Agreement shall be deemed to have been duly given if handed personally to the others party or their authorized representatives or if dispatched by either party hereto by ordinary post addressed to the other party at that other party registered office or at that other party last known address and such notice shall be deemed to have been given on the day on which in the ordinary course of post it would be delivered.

Delivery of Documents: Upon the termination of the employment, you shall deliver up to the Company or its authorized representative all plans, statistics, records, papers or property of whatsoever nature which may be in your possession or control and related in any way to the business or affairs of the Company and its subsidiaries and no copies of documents shall be retained by you.

December 1, 2015

Signature

Page 4 - Terms & Conditions of Employment

Post Termination Obligations:

1. You shall not during the period of twelve months after termination of your employment (howsoever occasioned) solicit or endeavor to entice away from, or discourage from being employed by, the Company any employee who to your knowledge was an employee thereof at the date of such termination or whom to your knowledge he has at that date agreed to be engaged as an employee of the Company.

2. You shall not for a period of twelve months after termination of your employment (without the previous consent in writing on your own account or for any other person, firm or company) solicit or endeavor to entice away from the Company any person, firm or company (I) who or which in the preceding 3 years shall have been a customer of or in the habit of dealing with the Company and (II) with whom or which you had contact during the employment.

3. You shall not for a period of twelve months after termination of your employment (without the previous consent in writing of the Company) directly or indirectly do any business with or have any dealings with any person, firm or company who was a client, customer or supplier (agent or distributor) of the Company during the period of the employment and with whom you had contact during the employment provided that nothing contained in this sub-clause shall prohibit your activities which are not in direct or indirect competition with any business carried on by the Company at the date of the termination of this Agreement

4. You shall not for a period of twelve months after termination of your employment (howsoever occasioned) (without the previous consent in writing of the Company) be engaged or interested (whether as principal, servant, agent, consultant or otherwise) in any trade or business which is similar to or competing with any trade or business being carried on at the end of the employment by the Company or any other Group Company with which you shall have been directly or indirectly connected during the employment.

December 1, 2015

Signature

Page 5 - Terms & Conditions of Employment

Post Termination Obligations (Cont'd)

5. You shall acknowledge:

(a) That each of the foregoing sub-clauses of this clause constitutes an entirely separate and independent restriction on you; and (b) Whilst at the date of this Agreement, the duration, extent and application of each of the restrictions are considered by the parties no greater than is necessary for the protection of the Company's interests and reasonable in all the circumstances. It is acknowledged that restrictions of such a nature may be invalid because of changing circumstances and accordingly if any of the restrictions shall be adjudged to be invalid or ineffective for whatever reason but would be adjudged to be valid or effective if part of the wording thereof were deleted or the periods thereof reduced shall apply with such modifications as any be necessary to make them valid and effective. 6. The rights to all work, designs, systems and all other intellectual properties produced by you while in our employment shall remain the sole ownership of the Company

Governing Law: The construction, validity and performance of this employment contract and all disputes or differences arising hereunder shall in all respects be governed by the laws of Korea. You and the Company agree to submit to the non-exclusive jurisdiction of the Courts of Korea.

Company Policy: In addition to the terms and conditions contained in this Agreement, your employment is subject to the terms and conditions of the Company Policy prevailing at any time. The Company Policy can be amended by the Company at its sole discretion from time to time. A copy of the current Company Policy is available on the intranet and can be obtained from the Company's Human Resources Department.

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December 1, 2015

Signature